Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH
FOR FURTHER INFORMATION:

WINSTON HOTELS:
Patti L. Bell	Jerry Daly or Carol McCune (Media)
Assistant Vice President	(703) 435-6293
Investor Relations & Administration	(jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com

For Immediate Release
Winston Hotels Reports Third Quarter 2005 Results
     RALEIGH, N.C., November 8, 2005—Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced results for the three and nine months ended September 30, 2005.
     Net loss available to common shareholders was $8.7 million for the 2005 third quarter, or ($0.33) per share, compared to net income available to common shareholders of $3.1 million, or $0.12 per share, for the same period a year earlier. The 2005 results include a non-cash impairment charge of $13.0 million. Net income would have been $3.6 million, or $0.14 per share, for the 2005 third quarter were it not for the impairment charge.
     Funds from operations (“FFO”) available to common shareholders for the 2005 third quarter, including the non-cash impairment charge, decreased to ($4.3) million, or ($0.16) per common share, compared to $7.7 million, or $0.28 per common share, for the 2004 third quarter.

The company had approximately 27.6 million fully diluted weighted average common shares outstanding in both the 2005 and 2004 reporting periods.
     FFO available to common shareholders for the third quarter of 2005 was also reduced by approximately $0.01 per share due to a non-cash income tax expense, while FFO available to common shareholders for the third quarter of 2004 was increased by $0.02 per share due to a non-cash income tax benefit.
     Excluding the effects of the non-cash impairment charge and non-cash income tax expense (benefit), FFO available to common shareholders would have been $0.33 per share for the third quarter of 2005, versus $0.26 per share for the third quarter of 2004.
Recent Developments – Third and Fourth Quarter
     Hotel Acquisitions
•	Closed the $46.0 million purchase of five Marriott Towneplace Suites and one Courtyard by Marriott

•	Closed the $16.3 million purchase of the Hampton Inn & Suites in Baltimore, Md.

•	Closed the $18.0 million purchase of the Stanley Hotel, Estes Park, Colo. through a joint venture
     Hotel Developments
•	Broke ground on a 142-room $19.6 million Homewood Suites hotel in Princeton, N.J., expected to open during the first quarter 2007

•	Broke ground on a 121-room $12.0 million Hilton Garden Inn in Akron, Ohio through a joint venture, expected to open during the fourth quarter 2006

•	Continued the development of the 123-room $16.7 million Courtyard by Marriott in Kansas City, Mo., expected to open during the third quarter 2006

•	Continued due diligence to buy a site in Wilmington, N.C. to build a 119-room $13.3 million Hilton Garden Inn expected to break ground during the fourth quarter 2005 and open during the first quarter 2007

     Debt Investment Financing Program
•	Closed $14.0 million purchase of four senior participation interests in certain mezzanine loans through Credit Suisse First Boston

•	Closed a $2.0 million senior note participation for a Miami, Fla. condo hotel project
     Financing
•	Expanded the company’s GE Line from $155 million to $215 million

•	Created additional $13.2 million in credit facilities with Marathon Structured Finance Fund, L.P.
•	Hotel Acquisitions
     On October 31, 2005, the company purchased six hotels with an aggregate of 698 rooms for $46.0 million. The properties consist of one Courtyard by Marriott hotel and five Towneplace Suites hotels. Five of these properties are located in Texas—one in Austin, one in College Station, one in Clearlake and two in Houston—and one is located in Birmingham, Ala. None of the hotels was seriously impacted by Hurricane Rita. All of the hotels are less than six years old. “These properties are in excellent condition with strong locations and compete very effectively in their respective markets,” Green said. The hotels will continue to be managed by Marriott, which will become the company’s eighth management company.
     On September 2, 2005, the company acquired the 116-room Hampton Inn & Suites Baltimore Inner Harbor in Maryland for $16.3 million from a private investment group. In 2002, the company co-funded equally with Hall Financial Group a $3.5 million mezzanine loan to help finance the acquisition and renovation of this hotel. The three-year loan required monthly principal and interest payments based on a 10-year amortization period and an interest rate of 30-day LIBOR (3.86 percent at September 30, 2005) plus 10.21 percent. In addition, the loan required quarterly interest payments equal to 4 percent of gross monthly revenues. Interest on the loan also accrued at a rate of 6 percent of gross monthly revenue. Upon acquiring the hotel, the mezzanine loan was paid off, which resulted in a lump sum payment of approximately $5.3 million, including $3.3 million of principal and $2.0 million in accrued interest and disposition fees. The company’s portion of the $5.3 million totaled $2.8 million. Upon pay off of the loan, the company realized $0.7 million ($0.025 per share) in interest income that it had not previously received or accrued.
     During 2005, the company entered into a new joint venture with Stanley Holdings, LLC to form New Stanley Associates, L.L.L.P. (“Stanley Associates”)for the purpose of acquiring the Stanley Hotel in Estes Park, Colo. The company contributed $3.0 million of the total $5.0 million equity investment in the joint venture. The joint venture acquired the Stanley Hotel on September 5, 2005 and simultaneously closed on a $13.0 million first mortgage loan provided by Credit Suisse First Boston to finance the acquisition. The company currently owns a 60 percent interest in both Stanley Associates, which owns the hotel, and New Stanley Associates Lessee, LLC, which leases the hotel from Stanley Associates. GHG-Stanley Management, LLC will continue to manage the 138-room hotel.
•	Hotel Developments
     During the 2005 third quarter, the company announced and began construction on two new development projects, one wholly owned and one through a joint venture. The company closed on the purchase of 4.5 acres of land in the Forrestal Center of Princeton University for $2.9 million and plans to build a 142-room Homewood Suites hotel for an estimated all-in cost of approximately $19.6 million, $12.0 million of which is expected to be borrowed under a mortgage loan with the remainder to be funded with funds available under the company’s credit facilities.

The company broke ground on the hotel in September 2005 and expects to open the hotel in the first quarter of 2007.
     As previously reported, in a joint venture with DeHoff Development Company, a diversified real estate owner and developer, the company plans to build a 121-room Hilton Garden Inn at Gateway Corporate Park, adjacent to the Akron-Canton Airport in Green, Ohio for approximately $12.0 million. The total equity investment in the joint venture is expected to be approximately $4.6 million. The company expects to fund the remainder of the development costs with borrowings under a mortgage loan from GE Commercial Franchise Finance (GEFF). The company plans to contribute $1.0 million in exchange for common equity in the joint venture, and another $2.2 million in exchange for preferred equity in the joint venture, bearing an expected annual cash dividend of 30-day LIBOR plus 11 percent, while DeHoff plans to contribute approximately $1.4 million to the joint venture in exchange for common equity. The joint venture broke ground on the hotel in September 2005 with an anticipated late-fall 2006 opening. “We believe development is an attractive investment option during this phase of the real estate cycle,” Green said. “Winston will be responsible for overseeing the development and construction of both projects.”
     As previously reported, the company currently is constructing a third development project that is expected to open in the summer of 2006, a 123-room Courtyard by Marriott hotel in Kansas City, Mo. for approximately $16.7 million (net of historic tax credits totaling approximately $7.7 million), $10.9 million of which is being borrowed under a mortgage loan from GEFF. As of September 30, 2005, the company had invested $11.1 million toward the construction of this new hotel.

     The company is also continuing due diligence to buy a site in Wilmington, N.C. to build a 119-room Hilton Garden Inn. The estimated all-in cost of this development is expected to be approximately $13.3 million, 65 percent of which is expected to be borrowed under a mortgage loan. If the company completes the acquisition of the site, the hotel is slated to break ground in the fourth quarter of 2005 with an anticipated first quarter 2007 opening.
     The company expects to acquire its equity portion of the pending hotel acquisitions and development projects using borrowings under its GE line of credit and through other available sources of capital.
•	Debt Investment Financing Program
     The company has a debt investment financing program that targets subordinated hotel loans between 60 percent and 85 percent of a project’s value, hotels with 100 to 425 rooms, and single-asset loan amounts that normally range from $1 million to $15 million. The company also seeks to underwrite and acquire the junior mezzanine portion of loans that are originated in the marketplace under Collateralized Mortgage-Backed Securities (CMBS) programs.
     In October 2005, the company purchased from an affiliate of Credit Suisse First Boston a $14.0 million portfolio of four senior participation interests in certain mezzanine loans. Lehman Brothers holds the related junior participating interests. The underlying three-year mezzanine loans with two, one-year extensions, bear interest at a rate equal to 30-day LIBOR plus 4.5 percent and are individually secured by the equity interests in affiliates of Walton Street Capital, which entities own an aggregate of four Marriott Renaissance hotels, in Los Angeles, Calif. (499 rooms), St. Petersburg, Fla. (360 rooms), Austin, Texas (478 rooms), and Chicago, Ill. (553 rooms). Each individual mezzanine loan is subordinate to a first mortgage loan secured by the hotels. The loans are not cross-collateralized or cross-defaulted.

     “The underlying hotel assets are well-located and attractive within the marketplace,” said Joe Green. “We welcome the opportunity to build on our relationship with Credit Suisse First Boston and other major underwriters.”
     In August 2005, the company closed on a $2.0 million participation in a $20.0 million senior bridge interest only loan that bears interest at a fixed rate of 11 percent for two years to finance a 95-unit condo hotel conversion project in Miami, Fla., with Canyon Capital Realty Advisors LLC funding the remaining $18.0 million.
     During the second quarter, the company announced a program with GE Commercial Franchise Finance (“GEFF”) to provide a highly streamlined, cost-effective loan program for hoteliers. Under the program, GEFF and the company would provide loans secured by a first mortgage loan for up to 85 percent of a project’s cost. The company would fund approximately 25 percent of the total loan amount, which is the first loss piece, or the “B” note, of the mortgage loan. Borrowers will work with GEFF and the company as one seamless entity, which is expected to reduce significantly the time and cost to acquire the financing for hotel projects, compared to having to deal with two separate lenders.
     “Response has been very positive to this program, and we have an extremely active pipeline,” Green said. “Hotel development activity is ramping up, and this program simplifies the paperwork and effort required by developers. Because the company has such extensive experience in hotel development, we believe this gives us a competitive edge in evaluating development projects.”

•	Financing
     On March 11, 2005, the company through its wholly owned subsidiary, Winston SPE II, LLC, entered into a $155 million credit facility (the “GE Line”) with General Electric Capital Corporation (“GECC”). Simultaneous with the closing of the six hotel acquisition discussed above, the GE Line was increased by $60 million to $215 million. The six hotels also were added as collateral to support outstanding balances under the GE Line. The expansion reset the five-year term and availability is now calculated each quarter on a trailing twelve-month basis based primarily upon the underwritten net operating income of the hotels that collateralize the GE Line divided by 12.5 percent, versus 13 percent prior to the expansion. Availability under the GE line at September 30, 2005 was approximately $54 million.
     In September 2005 the company financed three of its existing mezzanine loans under its $50 million master repurchase agreement with Marathon Structured Finance Fund, L.P. and borrowed $7.9 million. In October 2005 the company financed another one of its existing mezzanine loans and borrowed an additional $0.7 million under the agreement. Availability under the Marathon master repurchase agreement is approximately $41 million.
     Simultaneous with the closing of the $14 million mezzanine loan acquisition previously mentioned, Winston Finance closed an $8.4 million, three-year credit facility with Marathon to finance the acquisition. Borrowings under the facility bear interest at a rate of 30-day LIBOR plus 2.25 percent.
     In October 2005, Winston Finance entered into a $4.8 million loan facility with Marathon. Borrowings under the facility bear interest at a rate of 30-day LIBOR plus 2.25 percent and are collateralized by two existing mezzanine loans with a carrying value of $8.0 million.

•	Pending Hotel Dispositions
     On November 4, 2005, the company’s Board of Directors adopted a formal plan to sell the two hotels for which impairment charges were taken during the third quarter. Accordingly, both of these hotels will be reclassified as “assets held for sale” in the fourth quarter on the company’s consolidated balance sheet. Beginning November 4, 2005 the operations for both of these hotels will be reported as discontinued operations.
Internal Growth/Same Store Operating Statistics
     Revenue per available room (RevPAR) in the third quarter of 2005 improved 5.3 percent, led by a 5.8 percent improvement in average daily room rate (ADR) and offset by a 0.4 percent decrease in occupancy, compared to the same period a year earlier. Third quarter 2005 operating margins increased slightly to 43.0 percent from 42.3 percent, in the same period for the previous year. Third quarter 2005 operating margins were negatively impacted by rising utility costs.
     The following chart details the “same store” operating statistics, which includes 45 hotels that were open throughout both the three and nine months ended September 30, 2005 and the three and nine months ended September 30, 2004 (including 41 wholly owned hotels and four jointly owned hotels).

Same Store Operating Statistics
	Three Months Ended				Nine Months Ended
	September 30,				September 30,
			Percentage				Percentage
	2005	2004	Change		2005	2004	Change
Hotel room revenues	$36,217	$34,404	5.3%		$105,564	$99,476	6.1%
RevPAR	$62.01	$58.88	5.3%		$60.89	$57.17	6.5%
Occupancy	71.2%	71.5%	(0.4)%		69.9%	70.1%	(0.3)%
Average Daily rate	$87.12	$82.32	5.8%		$87.16	$81.56	6.9%
Gross Operating Profit margin	43.0%	42.3%	0.7%	pts.	42.0%	41.9%	0.1%	pt.

Dividends
     During the 2005 third quarter, the company declared a regular cash dividend of $0.15 per common share and a cash dividend of $0.50 per share of Series B Preferred Stock. The non-cash impairment charge and the non-cash tax expense do not affect the company’s ability to pay out dividends pursuant to its dividend policy. “We remain comfortable with the payout level of our current common stock dividend,” said Robert W. Winston, III chief executive officer. “We will continue to evaluate our policy on a quarterly basis.”
Outlook and Guidance
     The company forecasts net loss per share available to common shareholders of ($0.03) to ($0.01) for the 2005 fourth quarter, compared to net income per share available to common shareholders of $0.03 for the 2004 fourth quarter. For the year ended December 31, 2005, the company forecasts net loss per share available to common shareholders of ($0.15) to ($0.17). The company would have expected net income per share available to common shareholders to be between $0.30 and $0.32 for the year ended December 31, 2005, were it not for the non-cash impairment charge in the third quarter. Net income per share available to common shareholders was $0.30 for the year ended December 31, 2004.
     The company expects 2005 fourth quarter RevPAR to increase 3 percent to 5 percent compared to the 2004 fourth quarter, as well as a slight decline in gross operating profit margins for the fourth quarter of 2005, as compared to the previous year’s fourth quarter. The expected decline in margin is due primarily to an expected significant increase in utility costs.

     FFO per share available to common shareholders is expected to be between $0.16 and $0.18 for the 2005 fourth quarter, compared to the $0.20 FFO per share available to common shareholders for the 2004 fourth quarter. The expected decline in FFO per share available to common shareholders versus 2004 is due primarily to expected higher interest expense and utility costs, and non-cash income tax expense. This guidance assumes no hotel acquisitions, and no hotel dispositions, developments or placements of debt during the 2005 fourth quarter, other than the six hotels acquired on October 31, 2005. The company would have expected FFO per share available to common shareholders to be between $0.99 and $1.01 for the year ended December 31, 2005 were it not for the non-cash impairment charge in the third quarter. FFO per share available to common shareholders was $0.95 for the year ended December 31, 2004.
     Winston Hotels’ third quarter investor conference call is scheduled for 10 a.m. EST today, November 8, 2005. The call also will be simulcast over the Internet via the company’s Web site, www.winstonhotels.com. The replay will be available on the company’s Web site for 30 days and via telephone for seven days by calling 800-475-6701, access code 800928.

About the Company
     As of September 30, 2005, the company owned or was invested in 51 hotel properties in 17 states having an aggregate of 7,136 rooms. This included 43 wholly owned properties with an aggregate of 6,075 rooms, a 60 percent ownership interest in a joint-venture that owns one hotel with 138 rooms; a 49 percent ownership interest in a joint venture that owns one hotel with 118 rooms, a 48.78 percent ownership interest in a joint venture that owns one hotel with 147 rooms, and a 13.05 percent ownership interest in a joint venture that owns five hotels with an aggregate of 658 rooms. The company had also issued loans to owners of 12 hotels with an aggregate of 1,947 rooms. These loans totaled $32.3 million as of September 30, 2005. The company does not hold an ownership interest in any of the hotels for which it has provided financing. For more information about Winston Hotels, visit the company’s Web site at www.winstonhotels.com.
Notes About Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like “may,” “will,” “expect,” “project,” “anticipate,” “estimate,” “target,” “believe,” or “continue” or similar expressions, including without limitation its acquisition, disposition and development plans for hotel properties, its hotel lending plans, its dividend policy, and its estimated net income available to common shareholders, net income available to common shareholders per share, FFO available to common shareholders, FFO available to common shareholders per share and RevPAR. These statements represent the company’s judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development risks including risk of construction delay, cost overruns, occupancy and governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, the risk of non-payment of subordinated loans, or the failure to make additional hotel debt investments and investments in hotels. Other risks are discussed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2004.

Notes About Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, the company has provided a reconciliation in this press release of each non-GAAP financial measure to its most directly comparable GAAP measure. We believe that these non-GAAP measures, when combined with the company’s primary GAAP presentations required by the SEC, help improve our equity holders’ ability to understand our operating performance and make it easier to compare the results of our company with other hotel REITs. A description of each is provided below.
FFO and FFO Available to Common Shareholders
The company reports FFO in accordance with the definition of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (determined in accordance with generally accepted accounting principles, or “GAAP”), excluding gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The company further subtracts preferred stock dividends and loss on redemption of Series A Preferred Stock from FFO to calculate FFO available to common shareholders. FFO available to common shareholders is a performance measure used by the company in its budgeting and forecasting models, it is discussed during Board meetings, and is considered when making decisions regarding acquisitions, sales of properties and other investments, and is a metric in determining executive compensation. The calculation of FFO and FFO available to common shareholders may vary from entity to entity, and as such the presentation of FFO and FFO available to common shareholders by the company may not be comparable to other similarly titled measures of other reporting companies. FFO and FFO available to common shareholders are not intended to represent cash flows for the period. FFO and FFO available to common shareholders have not been presented as an alternative to net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with the presentation of net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical GAAP cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, the company believes FFO and FFO available to common shareholders (combined with the company’s primary GAAP presentations required by the SEC) improve our investors’ ability to understand the company’s operating performance.

Operating Margin
Operating margin is determined by dividing gross operating profit, for the hotels whose operating results are included in the company’s consolidated statement of operations, by total revenue.
RevPAR
RevPAR is an acronym for Revenue Per Available Room, which is determined by multiplying average daily rate by occupancy percentage for any given period. RevPAR does not include food and beverage or other ancillary revenues, such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the company’s statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported on a quarter to date and/or year to date basis.

WINSTON HOTELS, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Land	$48,441	$46,215
Buildings and improvements	401,545	382,458
Furniture and equipment	60,861	54,661

Operating properties	510,847	483,334
Less accumulated depreciation	145,834	134,261

	365,013	349,073
Properties under development	15,206	3,962

Net investment in hotel properties	380,219	353,035

Assets held for sale	—	7,037
Corporate furniture fixtures and equipment, net	373	397
Cash	16,015	4,115
Accounts receivable, net	3,500	2,676
Notes receivable	32,253	30,849
Investment in joint ventures	2,443	2,512
Deferred expenses, net	6,259	3,759
Prepaid expenses and other assets	10,222	7,976
Deferred tax asset	11,517	12,024

Total assets	$462,801	$424,380

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY

Lines of credit	$101,394	$66,850
Mortgage loans	100,471	88,075
Accounts payable and accrued expenses	17,444	13,066
Distributions payable	6,011	5,994

Total liabilities	225,320	173,985

Minority interest	12,144	10,154

Shareholders’ equity:
Preferred stock, Series B, $.01 par value, 5,000,000 shares authorized, 3,680,000 shares issued and outstanding (liquidation preference of $93,840)	37	37
Common stock, $.01 par value, 50,000,000 shares authorized, 26,509,002 and 26,397,574 shares issued and outstanding	265	264
Additional paid-in capital	325,130	323,947
Unearned compensation	(1,629)	(1,145)
Distributions in excess of earnings	(98,466)	(82,862)

Total shareholders’ equity	225,337	240,241

Total liabilities, minority interest and shareholders’ equity	$462,801	$424,380

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	September 30, 2005	September 30, 2004
Operating revenue:
Rooms	$37,096	$32,364
Food and beverage	3,373	2,235
Other operating departments	1,201	1,025
Joint venture fee income	63	50

Total operating revenue	41,733	35,674

Hotel operating expenses:
Rooms	8,037	7,226
Food and beverage	2,430	1,700
Other operating departments	865	732
Undistributed operating expenses:
Property operating expenses	8,058	7,067
Real estate taxes and property and casualty insurance	1,850	1,702
Franchise costs	2,697	2,312
Maintenance and repair	2,076	1,817
Management fees	1,048	771
General and administrative	2,261	2,149
Depreciation	4,990	4,291
Amortization	412	329
Impairment of wholly owned hotels	12,993	—

Total operating expenses	47,717	30,096

Operating income (loss)	(5,984)	5,578

Interest and other income	2,062	590
Interest expense	(2,822)	(1,696)

Income (loss) before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income (loss) of unconsolidated joint ventures	(6,744)	4,472
(Income) loss allocation to minority interest in Partnership	430	(146)
(Income) loss allocation to minority interest in consolidated joint ventures	(272)	52
Income tax benefit (expense)	(361)	454
Equity in income (loss) of unconsolidated joint ventures	75	(31)

Income (loss) from continuing operations	(6,872)	4,801
Discontinued operations:
Income (loss) from discontinued operations	(38)	104
Gain on sale of discontinued operations	2	—
Loss on impairment of asset held for sale	—	(2)

Net income (loss)	(6,908)	4,903
Preferred stock distribution	(1,840)	(1,840)

Net income (loss) available to common shareholders	$(8,748)	$3,063

Basic weighted average number of common shares outstanding	26,314	26,230

Diluted weighted average number of common shares outstanding	26,314	27,542

Income (loss) per common share basic and diluted:
Income (loss) from continuing operations	$(0.33)	$0.12
Income (loss) from discontinued operations	—	—

Net income (loss) available to common shareholders	$(0.33)	$0.12

Per share dividends to common shareholders	$0.15	$0.15

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Nine Months Ended
	September 30, 2005	September 30, 2004
Operating revenue:
Rooms	$105,688	$93,130
Food and beverage	8,183	6,614
Other operating departments	3,233	3,022
Percentage lease revenue	—	701
Joint venture fee income	187	123

Total operating revenue	117,291	103,590

Hotel operating expenses:
Rooms	23,430	20,629
Food and beverage	6,117	4,920
Other operating departments	2,318	2,145
Undistributed operating expenses:
Property operating expenses	23,144	20,855
Real estate taxes and property and casualty insurance	5,526	4,936
Franchise costs	7,662	6,669
Maintenance and repair	6,168	5,344
Management fees	3,105	2,327
General and administrative	6,151	5,290
Depreciation	14,340	12,827
Amortization	1,064	985
Impairment of wholly owned hotels	12,993	—

Total operating expenses	112,018	86,927

Operating income	5,273	16,663

Interest and other income	4,809	1,346
Interest expense	(7,652)	(5,100)
Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income (loss) of unconsolidated joint ventures	2,430	12,909
(Income) loss allocation to minority interest in Partnership	192	(318)
Income allocation to minority interest in consolidated joint ventures	(539)	(210)
Income tax benefit (expense)	(470)	1,387
Equity in income (loss) of unconsolidated joint ventures	42	(85)

Income from continuing operations	1,655	13,683
Discontinued operations:
Income (loss) from discontinued operations	(175)	532
Net gain on sale of discontinued operations	366	15
Loss on impairment of asset held for sale	—	(49)

Net income	1,846	14,181
Preferred stock distribution	(5,520)	(5,475)
Loss on redemption of Series A preferred stock	—	(1,720)

Net income (loss) available to common shareholders	$(3,674)	$6,986

Basic weighted average number of common shares outstanding	26,298	26,221

Diluted weighted average number of common shares outstanding	26,298	27,554

Income (loss) per common share basic and diluted:
Income (loss) from continuing operations	$(0.15)	$0.25
Income from discontinued operations	0.01	0.02

Net income (loss) available to common shareholders	$(0.14)	$0.27

Per share dividends to common shareholders	$0.45	$0.45

WINSTON HOTELS, INC.
RECONCILIATION AND CALCULATION OF FFO, FFO AVAILABLE TO COMMON
SHAREHOLDERS AND FFO AVAILABLE TO COMMON SHAREHOLDERS PER SHARE
($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income (loss)	$(6,908)	$4,903	$1,846	$14,181
Gain (loss) on sale of discontinued operations	(2)	—	(383)	(16)
Minority interest in Partnership allocation of income (loss)	(430)	146	(192)	318
Minority interest in Partnership allocation of gain on sale of discontinued operations	—	—	17	1
Minority interest in Partnership allocation of income (loss) from discontinued operations	(2)	5	(8)	26
Depreciation	4,624	4,201	13,430	12,355
Depreciation from discontinued operations	—	158	123	646
Depreciation from joint ventures	280	103	660	411

FFO	(2,438)	9,516	15,493	27,922

Loss on redemption of Series A preferred stock	—	—	—	(1,720)
Preferred stock dividend	(1,840)	(1,840)	(5,520)	(5,475)

FFO Available to Common Shareholders	$(4,278)	$7,676	$9,973	$20,727

Weighted average common shares outstanding assuming dilution	26,314	27,542	27,609	27,554

FFO Available to Common Shareholders per share	$(0.16)	$0.28	$0.36	$0.75

Common dividend per share	$0.15	$0.15	$0.45	$0.45

For 2005, FFO available to common shareholders includes a non-cash impairment charge of $13.0 million. Excluding this impairment charge, FFO available to common shareholders would have been $8.7 million or $0.32 per share (using fully diluted outstanding common shares of 27,619 for the three months ended September 30, 2005) and $22.9 million or $0.83 per share for the three and nine months ended September 30, 2005, respectively.

WINSTON HOTELS, INC.
2005 FOURTH QUARTER GUIDANCE
RECONCILIATION OF NET INCOME TO
FFO AVAILABLE TO COMMON SHAREHOLDERS *
($ in thousands, except per share amounts)

	Guidance Range
	Low	High

Net income	1,100	1,600

Depreciation	5,000	5,000

Depreciation from joint ventures	200	200

Preferred stock dividend	(1,840)	(1,840)

FFO Available to Common Shareholders	4,460	4,960

Weighted average common shares assuming dilution	27,660	27,660

FFO Available to Common Shareholders per share	$0.16	$0.18
* Assumes no hotel acquisitions, dispositions, developments or placement of debt during the 2005 fourth quarter, other than the operations of the six hotels acquired on October 31, 2005.

Winston Hotels, Inc.
Three and Nine Months Ended September 30, Same Store RevPAR Statistics
Total for 45 Hotels

				Nine Months Ended
	Quarter Ending September			September
	2005	2004	% CH	2005	2004	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	44.73	48.51	(7.8)%	$46.18	$48.82	(5.4)%
Courtyard, Fairfield Inn, Residence Inn	62.50	54.39	14.9%	$60.85	$52.73	15.4%
Hampton Inn/Suites	62.02	55.77	11.2%	$59.80	$53.92	10.9%
Hilton Garden Inn	78.41	79.03	(0.8)%	$76.02	$75.98	0.1%
Holiday Inn Express/Select	63.77	59.26	7.6%	$57.98	$53.67	8.0%
Homewood Suites	63.71	64.30	(0.9)%	$68.35	$65.42	4.5%

Region
South Atlantic	55.80	54.62	2.2%	$56.63	$53.80	5.3%
East North Central	86.01	87.13	(1.3)%	$78.64	$76.90	2.3%
West South Central	51.23	37.33	37.2%	$48.12	$39.34	22.3%
West North Central	61.87	66.09	(6.4)%	$56.67	$54.52	3.9%
Mountain	35.64	32.34	10.2%	$56.05	$50.02	12.1%
New England	76.61	70.82	8.2%	$68.50	$66.00	3.8%
Middle Atlantic	94.79	88.86	6.7%	$83.94	$79.29	5.9%

Segment
Upscale	67.39	63.80	5.6%	$67.79	$63.22	7.2%
Mid-scale w/ F&B	66.80	64.71	3.2%	$59.76	$59.28	0.8%
Mid-scale w/o F&B	55.14	52.23	5.6%	$54.06	$50.35	7.4%

Service
Limited-service	55.14	52.23	5.6%	$54.06	$50.35	7.4%
Full-service	71.55	69.74	2.6%	$67.20	$65.65	2.4%
Extended-stay	59.88	54.08	10.7%	$64.25	$56.82	13.1%

All Hotels	62.01	58.88	5.3%	$60.89	$57.17	6.5%
Includes 41 of the company’s 43 wholly owned hotels as of September 30, 2005, as well as four joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Ponte Vedra, Fla. Hampton Inn, the West Des Moines, Iowa Fairfield Inn & Suites, the Beachwood, Ohio Courtyard by Marriott, and the Houston, Tex. SpringHill Suites by Marriott. Excludes wholly owned properties which were sold prior to September 30, 2005, the Roanoke, Va. Courtyard by Marriott which was acquired in December 2004 and the Hampton Inn & Suites Baltimore Inner Harbor in Maryland which was acquired in September 2005.
Excludes two joint venture hotels, in which the company owns a 13.05 percent interest through the Charlesbank joint venture. These joint venture hotels include the Shelton, Conn. Courtyard by Marriott acquired in March 2004 and the West Des Moines, Iowa Quality Suites acquired in August 2004. Also, excludes the Chapel Hill, N.C. Courtyard by Marriott which opened in September 2004, in which the company owns a 48.78 percent interest and the Stanley Hotel in Estes Park, Colo which was acquired September 2005, in which the company owns a 60 percent interest. These properties were not open throughout each of the periods presented; therefore they are excluded from the table above.

Winston Hotels, Inc.
Three and Nine Months Ended September 30, Same Store ADR Statistics
Total for 45 Hotels

	Quarter Ending September			Nine Months Ended September
	2005	2004	% CH	2005	2004	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	64.48	64.15	0.5%	$67.12	$64.06	4.8%
Courtyard, Fairfield Inn, Residence Inn	86.96	84.11	3.4%	$86.87	$83.15	4.5%
Hampton Inn/Suites	84.94	78.41	8.3%	$84.29	$77.10	9.3%
Hilton Garden Inn	109.70	105.84	3.6%	$109.30	$103.10	6.0%
Holiday Inn Express/Select	91.89	83.71	9.8%	$88.46	$82.22	7.6%
Homewood Suites	91.18	84.71	7.6%	$93.62	$87.55	6.9%

Region
South Atlantic	79.34	74.43	6.6%	$80.45	$74.18	8.5%
East North Central	110.42	104.42	5.7%	$106.87	$101.51	5.3%
West South Central	76.08	72.65	4.7%	$77.09	$76.75	0.4%
West North Central	81.46	79.43	2.6%	$78.12	$73.29	6.6%
Mountain	72.39	63.49	14.0%	$86.24	$78.36	10.1%
New England	98.60	101.65	(3.0)%	$98.56	$95.11	3.6%
Middle Atlantic	117.19	109.27	7.2%	$113.77	$106.30	7.0%

Segment
Upscale	94.96	90.88	4.5%	$95.87	$90.96	5.4%
Mid-scale w/ F&B	93.22	86.25	8.1%	$90.72	$86.09	5.4%
Mid-scale w/o F&B	77.38	72.57	6.6%	$77.16	$70.88	8.9%

Service
Limited-service	77.38	72.57	6.6%	$77.16	$70.88	8.9%
Full-service	99.40	94.77	4.9%	$97.98	$93.27	5.0%
Extended-stay	86.03	80.62	6.7%	$89.69	$84.01	6.8%

All Hotels	87.12	82.32	5.8%	$87.16	$81.56	6.9%
Includes 41 of the company’s 43 wholly owned hotels as of September 30, 2005, as well as four joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Ponte Vedra, Fla. Hampton Inn, the West Des Moines, Iowa Fairfield Inn & Suites, the Beachwood, Ohio Courtyard by Marriott, and the Houston, Tex. SpringHill Suites by Marriott. Excludes wholly owned properties which were sold prior to September 30, 2005, the Roanoke, Va. Courtyard by Marriott which was acquired in December 2004 and the Hampton Inn & Suites Baltimore Inner Harbor in Maryland which was acquired in September 2005.
Excludes two joint venture hotels, in which the company owns a 13.05 percent interest through the Charlesbank joint venture. These joint venture hotels include the Shelton, Conn. Courtyard by Marriott acquired in March 2004 and the West Des Moines, Iowa Quality Suites acquired in August 2004. Also, excludes the Chapel Hill, N.C. Courtyard by Marriott which opened in September 2004, in which the company owns a 48.78 percent interest and the Stanley Hotel in Estes Park, Colo which was acquired September 2005, in which the company owns a 60 percent interest. These properties were not open throughout each of the periods presented; therefore they are excluded from the table above.

Winston Hotels, Inc.
Three and Nine Months Ended September 30, Same Store Occupancy Statistics
Total for 45 Hotels

	Quarter Ending September			Nine Months Ended September
	2005	2004	% CH	2005	2004	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	69.4%	75.6%	(8.2)%	68.8%	76.2%	(9.7)%
Courtyard, Fairfield Inn, Residence Inn	71.9%	64.7%	11.1%	70.0%	63.4%	10.4%
Hampton Inn/Suites	73.0%	71.1%	2.7%	70.9%	69.9%	1.4%
Hilton Garden Inn	71.5%	74.7%	(4.3)%	69.6%	73.7%	(5.6)%
Holiday Inn Express/Select	69.4%	70.8%	(2.0)%	65.5%	65.3%	0.3%
Homewood Suites	69.9%	75.9%	(7.9)%	73.0%	74.7%	(2.3)%

Region
South Atlantic	70.3%	73.4%	(4.2)%	70.4%	72.5%	(2.9)%
East North Central	77.9%	83.4%	(6.6)%	73.6%	75.8%	(2.9)%
West South Central	67.3%	51.4%	30.9%	62.4%	51.3%	21.6%
West North Central	76.0%	83.2%	(8.7)%	72.5%	74.4%	(2.6)%
Mountain	49.2%	50.9%	(3.3)%	65.0%	63.8%	1.9%
New England	77.7%	69.7%	11.5%	69.5%	69.4%	0.1%
Middle Atlantic	80.9%	81.3%	(0.5)%	73.8%	74.6%	(1.1)%

Segment
Upscale	71.0%	70.2%	1.1%	70.7%	69.5%	1.7%
Mid-scale w/ F&B	71.7%	75.0%	(4.4)%	65.9%	68.9%	(4.4)%
Mid-scale w/o F&B	71.3%	72.0%	(1.0)%	70.1%	71.0%	(1.3)%

Service
Limited-service	71.3%	72.0%	(1.0)%	70.1%	71.0%	(1.3)%
Full-service	72.0%	73.6%	(2.2)%	68.6%	70.4%	(2.6)%
Extended-stay	69.6%	67.1%	3.7%	71.6%	67.6%	5.9%

All Hotels	71.2%	71.5%	(0.4)%	69.9%	70.1%	(0.3)%
Includes 41 of the company’s 43 wholly owned hotels as of September 30, 2005, as well as four joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Ponte Vedra, Fla. Hampton Inn, the West Des Moines, Iowa Fairfield Inn & Suites, the Beachwood, Ohio Courtyard by Marriott, and the Houston, Tex. SpringHill Suites by Marriott. Excludes wholly owned properties which were sold prior to September 30, 2005, the Roanoke, Va. Courtyard by Marriott which was acquired in December 2004 and the Hampton Inn & Suites Baltimore Inner Harbor in Maryland which was acquired in September 2005.
Excludes two joint venture hotels, in which the company owns a 13.05 percent interest through the Charlesbank joint venture. These joint venture hotels include the Shelton, Conn. Courtyard by Marriott acquired in March 2004 and the West Des Moines, Iowa Quality Suites acquired in August 2004. Also, excludes the Chapel Hill, N.C. Courtyard by Marriott which opened in September 2004, in which the company owns a 48.78 percent interest and the Stanley Hotel in Estes Park, Colo which was acquired September 2005, in which the company owns a 60 percent interest. These properties were not open throughout each of the periods presented; therefore they are excluded from the table above.